Exhibit 99.1
AMETEK APPOINTS DAVID HERMANCE PRESIDENT, ELECTROMECHANICAL GROUP; TIMOTHY JONES TO RETIRE FOLLOWING 42 YEARS OF SERVICE

Berwyn, Pa., Nov. 5, 2021 – AMETEK, Inc. (NYSE: AME) today announced the appointment of Dave Hermance as President, Electromechanical Group. Mr. Hermance currently serves as Vice President and General Manager, AMETEK Measurement, Communications and Testing (MC&T) Division. Dave will be replacing Tim Jones, President, Electromechanical Group, who announced his intention to retire at the end of 2021 following his 42-year tenure with the company.

“Dave is a proven operating executive and has contributed greatly to AMETEK’s success,” commented David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Most recently, he has led strong growth and expansion of our MC&T division including the integration of several important acquisitions. I look forward to Dave taking on a broader role at the company as part of our Executive Office.”

“I want to thank Tim for his tremendous service over a long and distinguished career,” continued Mr. Zapico. “Tim has been instrumental in AMETEK’s growth and success during his over four decades of service, providing invaluable leadership and guidance. On behalf of all AMETEK colleagues, I want to wish Tim and his family all the best on his retirement.”

Mr. Hermance joined AMETEK in 1991 as a Marketing Analyst and Planner within our U.S. Gauge business and has continued to take on successfully larger leadership roles at the company including Business Unit Manager for our Industrial Products and for our Sensor Technologies businesses before taking on his current role as head of MC&T in 2016. Mr. Hermance holds a Bachelor of Science degree in Business Administration and Management and a master’s degree in Business Administration from Oregon State University.

This leadership change will go into effect January 1, 2022.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of $5.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:

Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247